Exhibit 99.1

PRESS RELEASE

Ocera Reports Fourth Quarter and Full Year 2014 Financial Results

Conference Call Today at 4:30 p.m. ET

PALO ALTO, Calif., March 11, 2015 -- Ocera Therapeutics, Inc. (NASDAQ: OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today announced updates to its clinical development programs and reported financial results and other business highlights for the quarter and year ended December 31, 2014.

“2014 was a transformational year for Ocera,” said Linda Grais, M.D., chief executive officer of Ocera. “We completed a $25 million gross financing, strengthened our management team and Board of Directors, initiated enrollment in our “STOP-HE” Phase 2b trial of OCR-002 in patients with acute hepatic encephalopathy, a rare, progressive and episodic disorder that can be life-threatening to those affected, and advanced development of our oral formulation of OCR-002 to allow us to initiate a Phase 1 clinical trial later this year.

“We are nearing full capacity in our STOP-HE study with 94 sites activated across North America and Europe. We believe that we are on-track to complete enrollment by approximately the end of 2015, assuming that enrollment outside of the U.S. progresses at a rate that is comparable to enrollment in the U.S. We will update this projection after a planned interim analysis, which we now expect will occur by the end of the first quarter of 2015. With $51.2 million in capital at the end of 2014, we are well positioned to fund our operations through a number of significant milestones anticipated in 2015, bringing us closer to achieving our mission of helping people with acute and chronic orphan liver diseases, for whom treatment options are limited.”

Recent Highlights

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Ocera continued to enroll patients at U.S. sites and nearly completed activating sites in Europe in its STOP-HE Phase 2b study of OCR-002, or ornithine phenlyacetate. STOP-HE is a placebo-controlled, randomized, double-blind trial evaluating the efficacy, safety and pharmacokinetics of intravenously-administered OCR-002 in reducing the severity and duration of hepatic encephalopathy symptoms in hospitalized patients with liver cirrhosis and an acute episode of hepatic encephalopathy. Ocera expects to complete trial enrollment by approximately the end of 2015. This expectation is based on recent enrollment rates and assumes that no sample size adjustment will be recommended as a result of an upcoming interim analysis to be performed by an independent Data Safety Monitoring Board, or DSMB.

•
Preliminary topline results were announced from a Phase 2a investigator-sponsored study in Spain evaluating the effect of OCR-002 on ammonia levels in patients with cirrhosis and upper gastrointestinal bleeding. An acute ammonia lowering effect in plasma, as well as higher urinary excretion of ammonia, as measured by phenylacetylglutamine, the key elimination pathway for OCR-002, was observed in patients treated with OCR-002 compared to placebo. The differences in plasma ammonia levels between treatment arms did not reach statistical significance, but the differences in urinary excretion of ammonia were statistically significant. The data also demonstrated a favorable safety profile for OCR-002 and that the drug candidate was well tolerated.

•	Ocera promoted Michael Byrnes to chief financial officer.

Anticipated 2015 Milestones
Ocera expects to achieve several clinical milestones in 2015, including:

•	Recommendation by the DSMB from a planned interim analysis of Ocera-sponsored STOP-HE Phase 2b study;

•	Initiation of a Phase 1 trial of OCR-002 oral formulation;

•	Results from the investigator-sponsored STOP-ALF Phase 2a safety study in patients with acute liver failure; and,

•	Completion of enrollment in Ocera’s STOP-HE Phase 2b study.

Ocera Fourth Quarter and Full Year 2014 Financial Results
On July 15, 2013, Ocera Therapeutics, Inc., a private company (Private Ocera), consummated a reverse merger with Tranzyme, Inc. (Tranzyme). The resulting public entity became Ocera Therapeutics, Inc. (Ocera). As Private Ocera was the accounting acquirer, Ocera’s financial statements with respect to periods prior to the closing of the merger reflect only the financial statements of Private Ocera.

Upon the restructuring of Tranzyme Pharma Inc., the Canadian subsidiary of Tranzyme prior to the merger, and disposal of related assets, the operations and cash flows of this component were eliminated from ongoing operations of Ocera. As a result, Ocera has classified the results of operations of Tranzyme Pharma Inc., related restructuring costs, assets and liabilities as discontinued operations.

•	As of December 31, 2014, Ocera had cash, cash equivalents and investments of $51.2 million.

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Net use of cash for 2014 was $19.4 million. Net use of cash equals the difference of cash and cash equivalents and investments at December 31, 2014 and 2013, less net proceeds of $23.4 million generated by the financing in July 2014. Net use of cash for 2014 was less than Ocera’s most recent guidance of $25.0 million due to less than expected clinical development costs associated with lower than expected enrollment and site activations in Europe in Ocera’s STOP-HE trial, as well as the timing of certain payments to its contract research organizations.

•
Net loss for the three and twelve months ended December 31, 2014 was $5.5 million and $23.4 million, respectively. Net loss for the three and twelve months ended December 31, 2013 was $7.3 million and $17.5 million, respectively. Basic and diluted net loss per share for the three and twelve months ended December 31, 2014 was $0.28 and $1.34, respectively. Basic and diluted net loss per share for the three and twelve months ended December 31, 2013 was $0.54 and $2.85, respectively.

•
Revenue for the three and twelve months ended December 31, 2014 was $30,000 and $0.3 million, respectively. Revenue for the three and twelve months ended December 31, 2013 was $52,000 and $85,000, respectively. Revenue in all periods consisted of royalty revenue generated from a license agreement acquired in the merger with Tranzyme in July 2013. In addition, revenue in the twelve months ended December 31, 2014 consisted of license revenue generated from an asset acquired in the merger.

•
Research and development (R&D) expense for the three and twelve months ended December 31, 2014 was $3.5 million and $14.9 million, respectively. R&D expense for the three and twelve months ended December 31, 2013 was $1.8 million and $3.5 million, respectively. The increase in R&D expense for both periods was due primarily to costs associated with Ocera’s clinical development of OCR-002, as well as increases in personnel-related and stock-based compensation expense.

•
General and administrative (G&A) expense for the three and twelve months ended December 31, 2014 was $2.1 million and $9.9 million, respectively. The G&A expense for the three and twelve months ended December 31, 2013 was $3.3 million and $8.5 million, respectively. The decrease in G&A expense for the three-month period was due primarily to a decrease in professional fees and personnel-related costs, partially offset by an increase in stock-based compensation expense. The increase in G&A expense for the twelve-month period was due primarily to an increase in stock-based compensation expense and professional fees including legal and accounting fees. These increases were partially offset by a decrease in costs related to expenses incurred in connection with the reverse merger with Tranzyme, including employee severance costs.

Financial Guidance
Ocera expects net use of cash for 2015 to be between $28.0 million and $32.0 million. Ocera expects that it will have sufficient cash to fund operations to late 2016 based on its current operating plan.

Conference Call
Ocera will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today to discuss its financial results and provide an update on its business. To access the conference call via the Internet, go to http://ir.ocerainc.com/. To access the live conference call via phone, dial 877-317-6789. International callers may access the live call by dialing 412-317-6789. The reference name to enter the call is “Ocera Therapeutics, Inc.”.

The replay of the conference call may be accessed later today after 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) via the Internet, at http://ir.ocerainc.com/, or via phone at 877-344-7529 for domestic callers, or 412-317-0088 for international callers. The replay will be available for approximately 90 days. The reference number to enter the replay of the call is 10061684.

About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help people with acute and chronic orphan liver diseases, expected timing of the completion of enrollment of its “STOP-HE” study, the expected timing of release of clinical data and other developmental milestones, as well as cash projections. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

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Ocera Therapeutics, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three-Months Ended December 31,		Year-Ended December 31,
	2014	2013	2014	2013
Revenue:
Licensing revenue	$—	$—	$200	$—
Royalty revenue	30	52	$141	85
Total revenue	30	52	341	85
Operating expenses:
Research and development	3,464	1,764	14,945	3,549
General and administrative	2,074	3,287	9,910	8,500
Amortization of intangibles	41	123	164	295
Impairment of intangibles	—	1,494	—	3,070
Total operating expenses	5,579	6,668	25,019	15,414
Loss from operations	(5,549)	(6,616)	(24,678)	(15,329)
Net interest income (expense)	11	10	54	(175)
Change in fair value of warrant liability	—	—	—	15
Net loss from continuing operations	(5,538)	(6,606)	(24,624)	(15,489)
Net income (loss) from discontinued operations	4	(688)	1,199	(2,025)
Net loss	$(5,534)	$(7,294)	$(23,425)	$(17,514)

Net loss per share from continuing operations- basic and diluted	$(0.28)	$(0.48)	$(1.41)	$(2.52)
Net income (loss) per share from discontinued operations-basic and diluted	—	(0.06)	0.07	(0.33)
Net loss per share-basic and diluted	$(0.28)	$(0.54)	$(1.34)	$(2.85)
Shares used to compute net loss per share-basic and diluted	19,742,245	13,632,204	17,525,187	6,145,731

Ocera Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,	December 31,
	2014	2013

Cash, cash equivalents and investments	$51,167	$47,213
Working capital	45,364	42,605
Total assets	53,052	51,820
Accumulated deficit	(104,911)	(81,486)
Total stockholders' equity	$50,145	$45,132

Susan Sharpe
Ocera Therapeutics, Inc.
Contact@ocerainc.com
919-328-1109